Exhibit 10.48

HYATT HOTELS CORPORATION

CORPORATE OFFICE SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

Effective July 28, 2009

HYATT HOTELS CORPORATION’S CORPORATE OFFICE SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

Hyatt Hotels Corporation’s Corporate Office Severance Plan (the “Plan”) provides severance benefits to United States based corporate employees of Hyatt Hotels Corporation or its subsidiaries and affiliates (the “Company”) in the event of involuntary termination of employment. This Plan does not apply to employees working for a Hyatt hotel or at an office based outside the United States.

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is governed by ERISA and, to the extent applicable, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.

This document constitutes the official plan document and the required summary plan description under ERISA.

I. ELIGIBILITY

You will become entitled to benefits under the Plan if you are employed by the Company at the Corporate Office or designated Divisional Office as defined by the Company and are permanently laid off or terminated without Cause from employment with the Company. You will not be eligible for benefits under the Plan if the Plan Administrator determines that your employment with the Company was terminated by reason of: (i) resignation, (ii) death, (iii) disability, or (iv) discharge for Cause.

In addition, you will not be eligible for benefits under the Plan, if the Plan Administrator determines that you have been offered employment by an Affiliated Employer at an annual base rate of pay or salary of no more than a 10% difference from your current salary with the Company to commence no more than 60 days following termination of employment with the Company, whether or not you actually become an employee of such Affiliated Employer.

II. DEFINITIONS

“Affiliated Employer” shall mean any entity licensed by the Company to utilize the Hyatt Hotels & Resorts brand and which is otherwise engaged in the hotel business, not including a franchisee of Hyatt where the owner and operator of the franchised hotel are unaffiliated with the Company.

“Cause” shall mean, whether or not such events are discovered or known by the Company at the time of your termination: engaging in illegal or unethical conduct which is or could reasonably be expected to be injurious to the business reputation of the Company; misconduct in the performance of an employee’s duties, including, without limitation, an employee’s refusal to carry out any proper direction by the Company or his or her superior officers; neglect of duties, including but not limited to submission of inferior work product; fraud, theft, embezzlement or comparable dishonest conduct; or any act that has or threatens to have a substantial adverse effect on the Company’s reputation, revenue or profitability. The Plan

Administrator shall have full and final authority, which shall be exercised in its reasonable discretion, to determine conclusively whether Cause exists pursuant to the above definition.

“Plan Administrator” shall be the Board of Directors of the Company (the “Board”) or such other individual(s) or committee as the Board may designate in writing from time to time, in the Board’s discretion.

“Week of Pay” shall mean the amount equal to (1) your gross base weekly rate of pay or salary (excluding overtime, bonuses, premium pay, shift differentials, auto allowance, employee benefits, expense reimbursements, and similar amounts) at the time of termination, plus (2) the sum of all commissions paid during the year prior to the year of termination, divided by 52. If you are paid by the hour, your gross base weekly rate of pay is your regular hourly rate multiplied by your scheduled hours per week. If you are a salaried employee your gross base weekly rate of pay is your annual salary divided by 52.

“Years of Service” shall mean your full years of employment with the Company in your most recent period of employment; employment with an entity prior to its acquisition by the Company will not be taken into account except to the extent, if any, that the Company elects to do so in its sole discretion. Prorated benefits will not be paid for any fractional Year of Service. You will be given credit for prior Years of Service if your break in service between periods of employment is less than one year. The period of the break in service will be deducted from your Years of Service total.

III. BENEFITS

Unless otherwise set forth in an Agreement, if you become entitled to benefits under the Plan, subject to your execution of an effective release of claims against the Company, as provided in Section VI below, you will receive severance benefits (the “Severance Benefits”) payable as provided in Section IV determined by the classification category under the following schedule applicable to your position:

Position	Weeks of Pay/Severance Period

Chairman and Chief Executive Officer of Hyatt Hotels Corporation	Seventy-eight (78) Weeks of Pay

Executive Officers of Hyatt Hotels Corporation as defined by the Chief Executive Officer	Fifty-two (52) Weeks of Pay

Vice President Level and Above	Two Weeks of Pay for each Year of Service with a minimum of twenty-six (26) Weeks of Pay and a maximum of fifty-two (52) Weeks of Pay

Director or Manager Level	One Week of Pay for each Year of Service, with a minimum of twelve (12) Weeks of Pay and a maximum of twenty-six (26) Weeks of Pay

Below Manager Level	One Week of Pay for each Year of Service, with a minimum of six (6) Weeks of Pay and a maximum of twelve (12) Weeks of Pay

Your position, “Years of Service” and “Week of Pay” amount will be determined as of the effective date of your termination as maintained in the corporate human resources files. Your Severance Benefit will be paid over the same number of weeks as the number of Weeks of Pay which equal your Severance Benefit (the “Severance Period”).

IV. Payment

Form of Payment. Your Severance Benefits will be paid in the form of weekly or biweekly payments, in a weekly rate equal to the amount of your Week of Pay (without interest), payable on what would have been your regularly scheduled paydays for the Severance Period. If you die during the applicable period determined under Section III, your Severance Benefits will be paid to your estate. The Company may choose to pay your Severance Benefits in a lump sum at its sole discretion; provided that the Company may not pay your Severance Benefits in a lump sum if it would violate Section 409A of the Internal Revenue Code. You will not be an employee of the Company during the Severance Period.

Time of Payment. Your Severance Benefits will commence as of the next regularly scheduled payroll of the Company after your Release noted in Section VI below has become irrevocable and enforceable.

V. Additional Benefits

You may elect to buy COBRA continuation coverage for yourself, your spouse, and your covered dependents while eligible to do so. The regular COBRA procedures and rules will apply, except that if you are eligible to receive Severance Benefits, then subject to Section VI, for the applicable Severance Period as an addition to the Severance Benefits payable under Section III, you will receive as Severance Benefits an amount equal to the difference between the premiums charged for such COBRA continuation coverage and the amount you would have had to pay for similar coverage had your employment with the Company continued (the “Additional Benefits”) for the Severance Period. You do not need to elect COBRA to receive the Additional Benefits.

VI. Release of Claims

You will not receive Severance Benefits or the Additional Benefits under the Plan, unless and until you execute and deliver to the Company, following your termination, a confidential separation agreement and general release (the “Release”) of any and all claims relating to your employment with the Company and the termination of your employment with the Company and the Release becomes irrevocable and enforceable. The Release must be satisfactory to the Company in form and substance, and you must deliver the executed Release to the Company within 50 days following your termination in the manner prescribed by the Company in writing.

VII. Integration With Other Payments

Severance Benefits and Additional Benefits under the Plan are not intended to duplicate any other benefits such as workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or applicable laws, such as the WARN Act. Should such other benefits be payable, your benefits under this Plan will be reduced accordingly or, alternatively, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator, in its reasonable discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so.

VIII. Reemployment

If you are reemployed by the Company or an Affiliated Employer while benefits are still payable under the Plan, all such benefits will cease, except as otherwise specified by the Plan Administrator, in its reasonable discretion.

IX. Taxes and Other Withholdings and Offsets.

Severance Benefits and Additional Benefits will be taxable to you, and will be subject to all required income, employment and other legally required withholdings. In addition, the Company may offset the Severance Benefits and Additional Benefits by any amounts that you may owe the Company at the time the Severance Benefits and Additional Benefits are payable, including any premiums payable for health or other welfare benefits for the month in which your employment is terminated; provided the Company may not offset any Severance Benefits or Additional Benefits if such offset would cause a violation of Code Section 409A.

X. OTHER IMPORTANT INFORMATION

Plan Administration. As the Plan Administrator, the Board has full and sole discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation in and for benefits under the Plan, to determine the amount of benefits (if any) payable per participant, and to any terms of this document. The Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their reasonable discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. All determinations by the Plan Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law. The Plan Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. The Board may delegate in writing to any other person all or a portion of its authority or responsibility with respect to the Plan. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its reasonable discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the reasonable discretion of the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

Source of Benefits. The Plan is unfunded, and all severance benefits will be paid from the general assets of the Company or its successor. No contributions are required under the Plan.

Claims Procedure. If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you received under the Plan you may submit a signed, written application to the Plan Administrator. You will be notified in writing of the approval or denial of this claim within ninety (90) days of the date that the Plan Administrator, receives the claim, unless special circumstances require an extension of time for processing the claim. In the event an extension is necessary, you will be provided written notice prior to the end of the initial ninety (90) day period indicating the special circumstances requiring the extension and the date by which the Plan Administrator, expects to notify you of approval or denial of the claim. In no event will an extension extend beyond ninety (90) days after the end of the initial ninety (90) day period. If your claim is denied, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based, and provide a description of any material or information necessary for you to perfect the claim and why such material or information is necessary. The written notification will also provide a description of the Plan’s review procedures and the applicable time limits, including a statement of your right to bring a civil suit under section 502(a) of ERISA following denial of your claim on review.

You will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a full and fair review of the denial by a review panel which will be a named fiduciary of the Plan for purposes of such review. This request should include the reasons you are requesting a review and may include facts supporting your request and any other relevant comments, documents, records and other information relating to your claim. Upon request and free of charge, you will be provided with reasonable access to, and copies of, all documents, records and other information relevant to your claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying your claim. A final, written determination of your eligibility for benefits shall be made within sixty (60) days of receipt of your request for review, unless special circumstances require an extension of time for processing the claim, in which case you will be provided written notice of the reasons for the delay within the initial sixty (60) day period and the date by which you should expect notification of approval or denial of your claim. This review will take into account all comments, documents, records and other information submitted by you relating to your claim, whether or not submitted or considered in the initial review of your claim. In no event will an extension extend beyond sixty (60) days after the end of the initial sixty (60) day period. If an extension is required because you fail to submit information that is necessary to decide your claim, the period for making the benefit determination on review will be tolled from the date the notice of extension is sent to you until the date on which you respond to the request for additional information. If your claim is denied on review, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based and state that you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying your claim. The written notification will also include a statement of your right to bring an action under section 502(a) of ERISA.

If your claim is initially denied or is denied upon review, you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, any document, record or other information that demonstrates that (1) your claim was denied in accordance with the terms of the Plan, and (2) the provisions of the Plan have been consistently applied to similarly situated Plan participants, if any. In pursuing any of your rights set forth in this section, your authorized representative may act on your behalf.

If you do not receive notice within the time periods described above, whether on initial determination or review, you may initiate a lawsuit under Section 502(a) of ERISA.

Plan Amendment or Termination. The Board reserves the right to terminate or amend the Plan at any time, in whole or in part, and in any manner, and for any reason. Any termination or amendment of the Plan will be effective only after 60 days advance written notice to participants if such amendment or termination would result in a reduction of benefits that participants would have otherwise been able to receive under the pre-amended Plan.

At-Will Employment. No provision of the Plan is intended to provide you with any right to continue as an employee with the Company or its subsidiaries, or in any other capacity, for any specific period of time, or otherwise affect the right of the Company or its subsidiaries to terminate the employment or service of any individual at any time for any reason, with or without cause.

Section 409A of the Internal Revenue Code. This Plan is intended to provide severance benefits under ERISA. Notwithstanding anything to the contrary contained in this Plan, to the maximum extent permitted by applicable law, Severance Benefits payable under this Plan shall be paid in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). For this purpose each installment payment shall be considered a separate and distinct installment payment. However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code, then no Severance Benefits shall be payable pursuant to this Plan unless your termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h). In addition, to the extent required to comply with Section 409A Severance Benefits and Additional Benefits shall not be payable to any “specified employee” within the meaning of Section 409A until the date six months and one day following separation from service, without interest thereon. In the event this Plan or any benefit paid under this Plan to a participant is deemed to be subject to Section 409A of the Internal Revenue Code, each participant consents to the Company’s adoption of such conforming amendments as the Company deems advisable or necessary, in its sole discretion, to comply with Section 409A of the Internal Revenue Code, without reducing the amounts of any benefits due to a participant hereunder (excluding for this purpose any decrease in the present value of the benefits).

Indemnification. The Company agrees to indemnify its officers and employees and the members of the Board from all liabilities from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law.

Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

Defined Terms. Defined Terms contained herein are intended for use in this Plan only and should not be utilized or relied upon for any other purpose.

XI. STATEMENT OF ERISA RIGHTS

As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the plan administrator’s office and at other specified locations, such as work sites, all documents governing the plan.

Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan. The administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents and do not receive it within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance form the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL PLAN INFORMATION

Name of Plan:	Hyatt Hotels Corporation Corporate Office Severance Plan

Sponsor:	Hyatt Hotels Corporation

Employer Identification Number:	20-1480589

Plan Number:

Plan Year:	Calendar year

Plan Administrator:	Board of Directors c/o Hyatt Hotels Corporation 71 S. Wacker Drive Chicago, Illinois 60606

Agent for Service of Legal Process:	Plan Administrator, at the above address

Type of Plan:	Employee Welfare Benefit Plan providing for severance benefits

Plan Costs:	The cost of the Plan is paid by the Company

Type of Administration:	Self-administration by the Plan Administrator